Cypress Bioscience Announces Third Quarter 2009 Financial Results

SAN DIEGO, CA -- (Marketwire - November 09, 2009) - Cypress Bioscience, Inc. (NASDAQ: CYPB) today announced financial results for the third quarter of 2009. The Company reported total revenue of $6.1 million for the quarter ended September 30, 2009, which includes commercial revenue of $5.2 million and revenues under collaborative agreement of $0.8 million. For the quarter ended September 30, 2009, the Company reported a net loss of $5.5 million or $0.14 per share compared to a net loss of $4.1 million or $0.11 per share for the same period in 2008. At September 30, 2009, the Company had cash, cash equivalents and investments totaling $144.8 million.

The Company reported revenues of $6.1 million and $19.7 million for the quarter and nine months ended September 30, 2009, respectively, compared to $1.0 million and $16.2 million for the same periods in 2008. During the quarter ended September 30, 2009, the Company recognized commercial revenues of $5.2 million, which includes royalty revenue of $1.3 million and sales force reimbursement of $3.4 million, in connection with the launch of Savella. The sales force reimbursement of $3.4 million recognized during the third quarter reflects a downward adjustment of $0.5 millon related to the second quarter.

Total operating expenses for the quarter and nine months ended September 30, 2009 were $11.8 million and $44.3 million, respectively, compared to $6.1 million and $31.1 million for the same periods in 2008. The increase in operating expenses in 2009 primarily reflects costs associated with building and supporting our commercial organization.

About Cypress Bioscience, Inc.

Cypress Bioscience, Inc. provides therapeutics and personalized medicine services, facilitating improved and individualized patient care. Cypress addresses the evolving needs of specialist physicians and their patients by identifying unmet medical needs in the areas of pain, rheumatology, and physical medicine and rehabilitation, including challenging disorders such as fibromyalgia and rheumatoid arthritis. This approach to improving patient care creates a unique partnership with physicians. Current products include Savella™ (milnacipran HCl) and the Avise PG(SM) and Avise MCV(SM) therapeutic monitoring, diagnostic and prognostic tests for rheumatoid arthritis.

For more information about Cypress, please visit the Company's web site at www.cypressbio.com.

This press release, as well as Cypress' SEC filings and website at http://www.cypressbio.com, contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements related to the marketing of Savella™ for the management of fibromyalgia, the expected benefits of the personalized medicine services, and the expected competitive and commercial advantages of offering these services to rheumatologists. Actual results could vary materially from those described as a result of a number of factors, including the risks involved with Cypress' ability to create a successful sales force and execute its marketing strategy, risks around market acceptance of Savella™ and our personalized medicine services and whether they will facilitate improved diagnostic, prognostic and therapeutic decision making for rheumatologists, risks involved with the development and commercialization of Cypress' product candidates and personalized medicine services, and other risks and uncertainties described in Cypress' most recent Annual Report on Form 10-K, most recent Quarterly Report on Form 10-Q and any subsequent SEC filings. You are urged to consider statements that include the words "may," "will," "would," "could," "should," "believes," "potential," "expects," "plans," "anticipates," "intends," or the negative of those words or other comparable words to be uncertain and forward-looking. The statements in this press release speak only as the date hereof, and Cypress undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

                         CYPRESS BIOSCIENCE, INC.
                  Condensed Consolidated Financial Data
                   (In thousands except per share data)

Statement of Operations Data:

                                   Quarter ended       Nine months ended
                                   September 30,         September 30,
                                  2009       2008       2009       2008
                                ---------  ---------  ---------  ---------
                                    (unaudited)           (unaudited)

Revenues:
  Revenues under collaborative
   agreement                    $     840  $     979  $   9,163  $  16,210
  Commercial revenues               5,151          -     10,432          -
  Revenues from personalized
   medicine                            75          -        134          -
                                ---------  ---------  ---------  ---------
Total revenues                      6,066        979     19,729     16,210

Operating expenses:
  Cost of personalized medicine
   services                           563          -      1,421          -
  Research and development          1,311      2,035     10,597      7,715
  General and administrative        9,915      4,075     32,329     10,778
  In-process research and
   development                          -          -          -     12,590
                                ---------  ---------  ---------  ---------
Total operating expenses           11,789      6,110     44,347     31,083
                                ---------  ---------  ---------  ---------

Interest income                       254      1,019      1,379      3,889
                                ---------  ---------  ---------  ---------

Net loss                        $  (5,469) $  (4,112) $ (23,239) $ (10,984)
                                =========  =========  =========  =========

Net loss per share - basic and
 diluted                        $   (0.14) $   (0.11) $   (0.61) $   (0.29)
                                =========  =========  =========  =========

Shares used in computing net
 loss per share - basic and
 diluted                           38,257     37,883     38,101     37,684
                                =========  =========  =========  =========

Balance Sheet Data:

                                                September 30,  December 31,
                                                    2009          2008
                                                ------------- -------------
                                                 (unaudited)
Assets
  Cash, cash equivalents and short-term
   investments                                  $     144,814 $     145,495
  Other current assets                                 10,127         1,214
  Goodwill                                             23,029        26,466
  Other non-current assets                              2,189         1,418
                                                ------------- -------------
    Total assets                                $     180,159 $     174,593
                                                ============= =============

Liabilities and Stockholders' Equity
  Current liabilities                           $      11,297 $       7,958
  Long-term liabilities                                25,208         6,720
  Stockholders' equity                                143,654       159,915
                                                ------------- -------------
    Total liabilities and stockholders' equity  $     180,159 $     174,593
                                                ============= =============

CONTACT:
Mary Gieson
Investor Relations
Cypress Bioscience, Inc.
(858) 452-2323